SYNDICATED PROMISSORY NOTE

$29,000,000.00 Date: June 26, 2008

THIS SYNDICATED PROMISSORY NOTE, (the “Note”) is made in Chicago, Illinois as of June 26, 2008 by G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (“Borrower”) for the benefit of Fifth Third Bank, a Michigan banking corporation (“Bank”), in the original principal amount of Twenty Nine Million and No/100 Dollars ($29,000,000.00), as provided herein and as provided in that certain Loan Agreement (the “Loan Agreement”) dated as of even date herewith by and among Borrower, Fifth Third Bank (“Agent”) and the other financial institutions identified therein.

Borrower promises to pay to the order of Bank at the principal office of Agent in Chicago, Illinois, on or before the Maturity Date (as defined in the Loan Agreement), the lesser of (i) Twenty Nine Million and No/100 Dollars ($29,000,000.00), or (ii) the aggregate principal amount of all Loans made to the Borrower by the Bank under and pursuant to the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of all Loans outstanding from time to time, at the rate(s) and at the time(s) set forth in the Loan Agreement. The outstanding principal amount of all Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

Except for such notices as may be expressly required under the Loan Documents, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in exercising, any rights under any of the Loan Documents by the Agent of any holder of this Note shall operate as a waiver of such rights.

This Note shall be governed and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the Borrower has executed this Syndicated Promissory Note as of the date set forth above.

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Title: Authorized Signatory